                                    EXHIBIT 1


                             TOTAL SHARES SOLD           WEIGHTED AVERAGE
SALE DATES                     DURING PERIOD                SALE PRICE
----------                     -------------                ----------
June 3 - June 7                    37,500                    $38.8209
June 10 - June 14                  37,500                    $40.3690
June 17 - June 21                  15,000                    $40.2618
June 24 - June 28                  10,500                    $35.3931